                                  EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


The Advanta Corp. Employee Savings Plan
Administrative Committee:

We consent to the incorporation by reference in the previously filed registration statements (File Nos. 33-10790, 33-47308, 33-50209 and 333-01681)
on Form S-8 of Advanta Corp. of our report dated July 15, 2002, with respect to the statement of assets available for benefits of the Advanta Corp. Employee Savings Plan as of December 31, 2001, and the related statement of changes in assets available for benefits for the year ended December 31, 2001, and the related supplemental schedule of assets held for investment purposes, which report appears in the December 31, 2001 annual report on Form 11-K of the Advanta Corp. Employee Savings Plan.



                                           /s/ KPMG LLP

Philadelphia, Pennsylvania
July 15, 2002



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